Exhibit 35.1

1123 – Servicer Compliance Statement
Transactions Listed With SEC

I, David J. Smith, President of CitiMortgage, Inc., certify that:

(a) A review of CitiMortgage, Inc. (the “Servicer”) activities during the 12 month period ending December 31st, 2019 (“Reporting Period”) and of its performance under the applicable servicing agreement as identified on Schedule A has been made under my supervision.

(b) To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the applicable servicing agreement in all material respects throughout the Reporting Period.

February 28th, 2020
By:	/s/ David J. Smith
Name:	David J. Smith
Title:	President, CitiMortgage, Inc.

Schedule A

Transactions Listed with SEC 2019

CitiMortgage Bond Administrator	CRLI Primary Servicing (Investor Code)	CMI Primary Servicing (Investor Code)	CMI- Master Servicing (Investor Code)	CMI Primary Bonds (Bond # or GSE Investor Block #)	Security or Deal	Party the Servicer Is Reporting To (Master Servicer or Trustee or Investor)	CBNA Doc Custodian	Footnote
			7800		SEQUOIA MORTGAGE TRUST 2013-8 (SEMT 2013-8)	WILMINGTON TRUST, NATIONAL ASSOCIATION